EXHIBIT 99.1

Virtual Education Leaders Launch Global Personalized Academics

New company brings innovative learning ecosystem to students around the world

ORLANDO, July 20, 2015 – Virtual learning pioneer Julie Young today announced the official launch of Global Personalized Academics (GPA) where she has been named chief executive officer. The new company provides virtual and classroom learning to help students across the globe transform the way they learn. Global Personalized Academics has been formed from Sibling Group Holdings, Inc. (OTCQB: SIBE) and its wholly owned subsidiary, Blended Schools Network (BSN). The company is in the process of completing the steps required for the name change to GPA.

GPA offers international students the opportunity to earn a dual diploma from their native country in addition to one from a U.S. accredited high school through virtual learning. Initially, this program will be available in Asia and will expand to Latin America. The company is developing plans for a unique exchange program where students and teachers can spend time learning and teaching in the U.S. and the international countries where its students live. The design of the program emphasizes a personalized student-centered education curriculum in language arts, college prep and Advanced Placement courses along with leadership and entrepreneurial learning experiences. In addition to helping students gain the latest skills and knowledge, GPA will provide college counseling, career exploration and English as a Second Language (ESL studies).

“Today’s students are tomorrow’s citizens,” said Young. “They deserve education that prepares them for our ever-changing world. Our global learning ecosystem provides virtual and classroom-based quality education so no student will be left behind, regardless of where they are in the world. GPA brings together a leadership team of the best and brightest in the online education industry. With the latest technology and teaching practices, we will deliver learning experiences designed to keep students at the center, where they can thrive and reach their full potential.”

With over 30 years of experience in education, most recently in digital online learning, Young joins GPA from the Florida Virtual School where she was the founding president and chief executive officer.

"BSN was a pioneer in its own right, providing blended learning models before the rest of us were even talking about it. I am now honored to have the good fortune of working hand in hand with the BSN family," Young said.

The GPA leadership team also includes Chief Learning Officer Jed Friedrichsen. “I’m excited to take the concept of what I imagined when I founded Blended Schools Network and create a new level of enriched learning opportunities to open career and life pathways for students around the world,” said Friedrichsen. “Students in new marketplaces will have access to highly engaging resources to be competitive on a global level as global citizens.”

GPA’s robust learning portfolio will consist of integrated media, blended and online curriculum, instruction and assessments for nearly 200 courses for the K-12 marketplace. In addition, the company offers courses and teachers for Arabic, Chinese, Spanish, French, Japanese, Latin, Russian, German and Hindi. The company provides blended learning where students ‘talk’ to live teachers and participate in group chats to personalize the learning experience. Custom course curriculum design ranges from credit recovery to Advanced Placement and is tailored to specific client needs. GPA is currently hiring teachers in various markets to meet the needs of its programs.

Virtual education offers courses to students through technology rather than a physical classroom. Forty-eight states and the District of Columbia currently support online learning that ranges from supplemental classroom instruction on an occasional basis to full-time.

About GPA
Global Personalized Academics (http://www.gpacademics.com/) (Sibling Group Holdings, Inc.) is a virtual and classroom learning company that is helping students across the globe transform the way they learn. Headquartered in Orlando, we have 18 employees that provide live online teaching with asynchronous learning via a robust curriculum of nearly 200 courses through the latest technology.

Safe Harbor
This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Sibling Group Holdings, Inc., doing business as Global Personalized Academics. These statements are only predictions and actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, some of which are out of the company’s control. The potential risks and uncertainties include, among others, that the company’s expectations of future growth may not be realized. These forward-looking statements are made only as of the date hereof. Sibling Group Holdings, Inc., undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.  All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Sibling Group Holdings, Inc.’s annual, quarterly and current reports and other filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the company's Annual Report on Form 10-K for the transition period from January 1, 2014 ended June 30, 2014, as updated in the company’s additional filings with the SEC.

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